EXHIBIT 10.1

Amended and Restated
Distribution Agreement

by and among

Lisa Laser USA, Inc.,
LISA laser products OHG,
and
HealthTronics, Inc.

Exclusive

CONFIDENTIAL

Lisa Laser USA Inc. Address: LISA laser products OHG, HealthTronics Address: Effective Date:	9232 Klemetson Drive Pleasanton CA 94588 Max-Planck Str 1. 37191 Katlenburg, Germany 1301 Capital of Texas Hwy., Ste 200B, Austin, TX 78746 date signed by all parties

TABLE OF CONTENTS

Item 1. 2. 3. 4. 5. 6. 7. 8. 9. 10. 11. 12. 13. 14.

Preamble

Scope of the Agreement

Responsibilities of Distributor

Responsibilities of Lisa Laser USA and LL

Terms of Purchase of Products by Distributor

Compliance with Government Regulations

Defects and Warranty Period

Service

Term and Termination

Limited Liability to Distributor and Others

Property Rights and Confidentiality

Trademarks and Trade Names

Patent, Copyright, and Trademark Indemnity

LL and Owners Representations and Obligations

	General Provisions	Page Number 3 3 4 4 6 6 7 7 7 8 9 10 10 11 12

Exhibits

A B C D E F G H	Products Covered by This Agreement/Territory/Market

Product Prices

Customer Reports

Exclusivity

Exclusions

Standard Terms and Conditions

Complaint Handling, Medical Device Reporting and Medical Device Recalls

Copies of Insurance Certificates from all parties	14 15 17 18 19 20 25 28

PREAMBLE

This Agreement is hereby made and entered into by and between Lisa Laser USA, Inc. a California corporation with its principal offices located at 9232 Klemetson Drive., Pleasanton, CA 94588, U.S.A. (“Lisa Laser USA”), Lisa laser products OHG, a company registered in Germany with its principal executive offices located at Max-Planck Str. 1, 37191 Katlenburg, Germany (“LL”), and HealthTronics, Inc., a Georgia corporation, hereinafter called “Distributor” whose principal offices are located at 1301 Capital of Texas Hwy., Ste 200B, Austin, TX 78746.

WHEREAS, Lisa Laser USA and Distributor entered into that certain Distribution Agreement, dated as of November 1, 2005 (“Original Distribution Agreement”); and

WHEREAS, Lisa Laser USA and Distributor desire to amend and restate the Original Distribution Agreement and desire to enter into a distribution agreement along with LL on the terms and conditions set forth herein.

The parties agree to amend and restate the Original Distribution Agreement in its entirety as follows:

1) SCOPE OF THE AGREEMENT

Subject to the terms and conditions set forth in this Agreement, and the Exclusions listed in Exhibit E hereto, Lisa Laser USA hereby appoints the Distributor as the Exclusive reseller and Sales Distributor for the products defined in Exhibit A (hereinafter called “Products”) in the market segment set forth in Exhibit A (the “Market”) within the territory set forth in Exhibit A (the “Territory”). For so long as Distributor is complying with the minimum Product purchase requirements to be agreed upon as set forth in Exhibit B of this Agreement and is not in material breach of this Agreement following any applicable cure period, Lisa Laser USA shall not appoint any other Distributor or reseller with responsibility for the sale of these Products in the Market within the Territory or otherwise sell any of these Products in the Market within the Territory to any other person, except as set forth in Exhibit E.

The Distributor agrees that it will not supply or offer Products to customers outside of the Market within the Territory or to export-trading companies without prior approval from Lisa Laser USA and LL.

The Distributor shall use its reasonable best efforts to pursue sales policies and procedures to realize the maximum sales potential for the Products in the Market within the Territory; provided, that as long as Distributor meets the minimum purchase requirements set forth in Exhibit B and is not in material breach of this Agreement following any applicable cure period, the requirements of this sentence shall be deemed to have been satisfied.

The relationship of Lisa Laser USA, LL and Distributor established by this Agreement is that of independent contractors, and nothing contained herein shall be construed to (i) give any party the power to direct and control the day-to-day activities of another party, (ii) constitute the parties as partners, joint ventures, co-owners or otherwise as participants in a joint or common undertaking, or (iii) allow Distributor to create or assume any obligation on behalf of Lisa Laser USA or LL for any purpose whatsoever. All financial obligations associated with a party’s business are the sole responsibility of such party. All sales and other agreements between Distributor and its customers are Distributor’s exclusive responsibility and shall have no effect on Distributor’s obligations under this Agreement. Distributor shall be responsible for, and shall indemnify and hold Lisa Laser USA free and harmless from, any and all claims, damages or lawsuits (including Lisa Laser USA’s reasonable attorneys’ fees) arising out of the acts of Distributor, its employees or its agents (except for actions of Distributor to enforce its rights hereunder). Lisa Laser USA shall be responsible for, and shall indemnify and hold Distributor free and harmless from, any and all claims, damages or lawsuits (including Distributor’s reasonable attorneys’ fees) arising out of the acts of Lisa Laser USA, its employees or its agents (except for actions of Lisa Laser USA to enforce its rights hereunder).

2) RESPONSIBILITIES OF DISTRIBUTOR

Distributor shall use its good faith efforts to fully and actively promote the sale and use of the Products. Distributor shall have the following responsibilities:

(i)	Use good faith efforts to identify and maintain active contacts with all potential and actual customers and users of the Products in the Market within the Territory.

(ii)	Use good faith efforts to provide technical liaison between Lisa Laser USA and the customer to aid in the development of future products.

(iii)	Achieve a sufficient level of understanding of the Products to enable Distributor to provide technical information to the customer and effectively sell the Products.

(iv)	Use good faith efforts to obtain customer orders for sale of Product and provide assistance to customers in fulfilling these orders.

(v)	Distributor must provide a three month rolling forecast on a monthly basis of predicted sales by product to assist the manufacturing planning

(vi)

Distributor shall notify Lisa Laser USA in each sale of the name and address of the end user. This is an FDA requirement. Distributor shall report complaints and assist in any product recalls per Exhibit G.

(vii)

Unless Lisa Laser USA refuses acceptance of an order or fails to timely fill an order, Distributor must purchase all fibers, spare parts and accessories for the Products from Lisa Laser USA until the expiration of the exclusivity arrangement set forth in Section 1 and thereafter during the period covered by Section 3 (“Other”) and (“Post-Exclusivity”). Lisa Laser USA must purchase all fibers, spare parts and accessories for the Products from LL.

3) RESPONSIBILITIES OF LISA LASER USA AND LL

Materials

Lisa Laser USA shall promptly provide Distributor with marketing and technical information concerning the Products as well as reasonable quantities of brochures, instructional material, advertising literature, and other Product data.

Response to Inquiries

Lisa Laser USA shall promptly respond to all inquiries from Distributor concerning matters pertaining to this Agreement.

Delivery Time

Lisa Laser USA shall minimize delivery time as much as possible and use its reasonable best efforts to fulfill delivery obligations as set forth in Lisa Laser USA order acceptance notices .

Territorial Inquiries

Lisa Laser USA and LL shall submit to Distributor any inquiry regarding the Products within the Market originating from the Territory.

Quotations to Others

Lisa Laser USA, and LL shall refrain from giving quotations to other persons for Products in the Market to be shipped to the Territory unless Distributor and Lisa Laser USA agree otherwise.

Developments

Lisa Laser USA and LL shall inform Distributor of new product developments and Distributor shall treat this information confidentially according to the terms hereof until the product is officially released.

Other Notifications

Lisa Laser USA or LL, as the case may be, shall promptly notify Distributor of any quality concerns or regulatory compliance concerns related to any of the Products of which Lisa Laser USA or LL becomes aware, whether or not such concerns arise within or outside the Territory.

Training

Lisa Laser USA will provide sales and service training for Distributor’s personnel from time to time as requested by Distributor. It is required for Distributor’s personnel to attend these seminars. Cost for transport and living expenses for Distributor’s personnel to attend these seminars will be borne by the Distributor. Cost for transport and living expenses for Lisa Laser USA’ personnel to provide such training and attend such seminars shall be borne by Lisa Laser USA. Two of such seminars shall be at partnership locations selected by Distributor per year.

Other

With respect to any Laser Products purchased by Distributor, Distributor shall be the exclusive distributor or seller of Fiber Products for use with such Laser Products, whether or not Distributor’s exclusivity arrangement set forth in Section 1 continues in effect, for a ten year period after the termination of Distributor’s exclusivity arrangement as set forth in Section 1. During this ten year period, Lisa Laser USA and LL shall (i) promptly notify any future LISA distributor of Fiber Product(s) (other than Distributor) that such distributor cannot sell Fiber Products to a customer to which Distributor sold a Laser Product and (ii) take reasonable measures to stop selling Fiber Products to distributors (other than Distributor) that Distributor can reasonably demonstrate has been selling Fiber Products to a customer to which Distributor sold a Laser Product.

Post-Exclusivity

After the expiration of Distributor’s exclusivity arrangement set forth in Section 1, Lisa Laser USA agrees:

(i)	to sell Products to Distributor based on negotiated pricing of such Products;

(ii)

for the first five (5) years after the expiration of Distributor’s exclusivity, to sell Fiber Products (and/or any successor fibers) to Distributor at prices not to exceed those to be agreed upon as set forth in Exhibit B and, for the sixth (6th) through the tenth (10th) years after the expiration of Distributor’s exclusivity, to sell Fiber Products (and/or any successor fibers) to Distributor at prices not to exceed those to be agreed upon as set forth in Exhibit B as adjusted annually for inflation and currency changes; and

(iii)

in addition to the pricing obligations set forth in Subsection (ii) above, for ten (10) years after the expiration of Distributor’s exclusivity, to sell Fiber Products (and/or any successor fibers), spare parts and accessories for the Products to Distributor at prices that are not significantly higher than prices for these items offered by Lisa Laser USA to other distributors, provided that in no event shall prices for Fiber Products (and/or any successor fibers) exceed the prices set forth in (ii) above.

Lisa Laser USA’ obligations under the headings “Other” and “Post-Exclusivity” and LL’s obligations under the heading “Other” under this Section 3 shall survive any termination of this Agreement.

Right of First Refusal

During the period of the exclusivity arrangement set forth in Section 1, Distributor shall have a right of first refusal on the distribution in the Market and within the Territory of any urological product (other than the Products) (“New Products”) developed by LL and offered in the United States by Lisa Laser USA or another person or entity. The terms of such distribution arrangement shall be substantially similar to the terms set forth herein with respect to the Products, including the term of the exclusivity arrangement set forth in Section 1. LL or Lisa Laser USA, as the case may be, shall give Distributor at least 180 days prior written notice (the “Notice”) before the introduction of a New Product into the Market and shall promptly provide Distributor any information reasonably requested by Distributor related to such New Product. Distributor shall have 90 days from the receipt of the Notice to elect whether Distributor desires to distribute such New Product in the Market. If Distributor elects to so distribute such New Product, this Agreement shall be amended to add such New Product to Exhibit A hereto. If Distributor elects not to so distribute such New Product, LL or Lisa Laser USA, as the case may be, may enter into a distribution arrangement with another distributor with respect to such New Product.

4) TERMS OF PURCHASE OF PRODUCTS BY CUSTOMER

Terms and Conditions

All Products purchased by the Distributor from Lisa Laser USA during the term of this Agreement shall be subject to the terms and conditions of this Agreement and the terms and conditions contained in Exhibit B and D attached hereto and herein incorporated by this reference.

Prices

All prices are F.O.B. the destination identified by Distributor (as defined in Section 2319 of the California Uniform Commercial Code) The prices paid by Distributor for each of the Products shall be as agreed upon as set forth in Exhibit B attached hereto.

Taxes

See Section 2(c) of Exhibit F.

Order and Acceptance

All orders for Products submitted by the Distributor shall be initiated by written purchase orders sent to Lisa Laser USA and requesting a delivery date during the term of this Agreement; provided, however, that an order may initially be placed orally or electronically if a confirmational written purchase order is received by Lisa Laser USA within five days after said oral or electronic order but in any case before shipment. Lisa Laser USA shall notify Distributor of the assigned delivery date for orders within a reasonable time. Lisa Laser USA shall use its reasonable best efforts to deliver Products at the times specified either in its quotation or in its notice of acceptance of Distributor’s purchase orders.

Terms of Purchase Orders

To the extent consistent with the terms set forth in this Agreement, Lisa Laser USA’ standard terms and conditions, set forth as Exhibit F hereto, shall be applicable to the shipment of any Product to the Distributor. Distributor’s purchase orders submitted to Lisa Laser USA from time to time with respect to Products to be purchased hereunder shall be governed by the terms of this Agreement, and nothing contained in any such purchase order shall in any way modify such terms of purchase or add any additional terms or conditions.

Payment

Full payment of the Distributor Purchase Price for the Products, accessories and spare parts shall be made by Distributor to Lisa Laser USA net (30)thirty days from tender of the Products and/or parts to the Distributor. The purchase price to be agreed upon as set forth in Exhibit B will include the cost of import fees, freight for drop shipping to the destination as defined in the purchase order and the Lisa Laser USA acceptance of purchase order, insurance, and other applicable costs.

Shipping

All Products delivered pursuant to the terms of this Agreement shall be suitably packed for freight shipment in Lisa Laser USA’ standard shipping cartons.

Reservation of Title

See Section 3(c) of Exhibit F.

5) COMPLIANCE WITH GOVERNMENT REGULATIONS

Distributor shall not sell any Products to, or for the use of, any ultimate purchaser with which, to Distributor’s actual knowledge, Lisa Laser USA could not deal under the laws or regulations of the United States, including, without limitation, the regulations of the United States Departments of Commerce, Defense, State and Treasury, and Distributor shall comply with all other laws and regulations of the United States and any other cognizant jurisdiction relating to the sale of Lisa Laser USA’ Products. Willful violation of such regulations shall be considered just cause for the immediate and unqualified cancellation of this Agreement by Lisa Laser USA. Distributor further agrees to promptly transmit to Lisa Laser USA any information which may come to its attention concerning violation of such regulations by Distributor’s customers.

Lisa Laser USA shall comply with all applicable laws in fulfilling its obligations hereunder and obtain all necessary government authorizations, certifications and permits to carry out its obligations specified herein.

6) DEFECTS AND WARRANTY PERIOD

Lisa Laser USA warrants its Products to the Distributor under the terms of Lisa Laser USA’ standard warranty set forth in the Standard Terms and Conditions which shall accompany each Product. Unless otherwise agreed in advance, all returned material, whether in warranty or not, must be sent to Lisa Laser USA transportation and insurance paid. Lisa Laser USA will be responsible for any freight and insurance on materials returned by Lisa Laser USA from an Lisa Laser USA facility to the Distributor.

Lisa Laser USA will hold sufficient laser modules in stock to provide a prompt exchange service for defective modules during the warranty period.

Warranty with respect to a particular Product will be null and void if fibers, spare parts or accessories are used for such Product that are not authorized by Lisa Laser USA (whether by written instructions or otherwise).

Damage to the goods occurring due to negligence or inexpert handling on the part of the Distributor or the customer, or due to overloading, or storing, transporting or operating in a manner that LL has disapproved in writing, or natural wear and tear, are excluded from the warranty.

7) SERVICE

Lisa Laser USA shall be responsible for service of the Products during the one-year warranty period for such Products.

Each party shall promptly report to the other parties any customer complaints and/or equipment malfunctions that comes to its attention which could affect the safe operation of the equipment in writing. Distributor shall follow the standard guidelines as may be amended from time to time for complaint handling provided by LL generally for its customers and distributors, as set forth in Exhibit G which have been endorsed and accepted by Lisa Laser USA as being in compliance with US laws. Each party shall also provide copies of any related service reports in its possession upon request of any other party.

Distributor shall not make warranty commitments on behalf of Lisa Laser USA without the written approval to do so from Lisa Laser USA.

8) TERM AND TERMINATION

Initial Term

This Agreement shall have an initial term of three years from the Effective Date; provided, that Distributor may extend the initial term by two additional years by giving Lisa Laser USA and LL written notice of such extension at least sixty (60) days prior to the expiration of the initial three-year term.

Termination for Cause

If Distributor defaults in the performance of any material provision of this Agreement, then any non-defaulting party may give written notice to the defaulting party that if the default is not cured within thirty (30) days the Agreement will be terminated. If either Lisa Laser USA, or LL defaults in the performance of any material provision of this Agreement, then Distributor may give written notice to the defaulting party that if the default is not cured within thirty (30) days the Agreement will be terminated. If the non-defaulting party gives such notice and the default is not cured during the thirty-day period, then the Agreement shall automatically terminate at the end of that period.

Termination for failure to Meet Minimum Purchase Requirements

Should Distributor fail to meet any of the minimum purchase requirements to be agreed upon as set forth in Exhibit B in any material respect, this Agreement shall terminate effective at the end of the term for which a minimum purchase requirement was not so met.

Termination for Insolvency

This Agreement shall terminate, without notice, (i) upon the institution by or against a party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of such party’s debts, (ii) upon a party making an assignment for the benefit of creditors, or (iii) upon a party’s dissolution or ceasing to do business.

Termination for Acquisition

Distributor may terminate this Agreement pursuant to the terms set forth under “Acquisition” in Section 14.

Fulfillment of Orders upon Termination

Upon termination of this Agreement other than by Lisa Laser USA under “Termination for Cause,” Lisa Laser USA shall continue to fulfill, subject to the terms of Section 4 above, all orders received by Lisa Laser USA prior to the date of termination. Requests for scheduled delivery dates beyond the normal lead-time will not be honored.

Transition

Upon termination of this Agreement, Distributor shall diligently cooperate with Lisa Laser USA to effect a smooth and orderly transition in the sale of the Products in the Territory. From the time that a notice of termination is received by either party until the effective termination date (but in any case such period shall not be more than 30 days prior to the effective termination date), Distributor shall refer all Product inquiries to Lisa Laser USA, shall support Lisa Laser USA’s existing customers in the Territory (but shall not receive new orders from them except as contemplated under “Other” of Section 3), and shall cooperate fully with any newly appointed Distributor.

Return of Materials

All trademarks, trade names, patents, copyrights, designs, drawings, formulas or other data, photographs, samples, literature, and sales aids of every kind related to the Products shall remain the property of Lisa Laser USA or LL, as the case may be. Within thirty (30) days after the termination of this Agreement, Distributor shall prepare all such items in its possession for shipment, as Lisa Laser USA may direct, at Lisa Laser USA’ expense. A party shall not make or retain any copies of any confidential items or information that may have been entrusted to it by any other party. Effective upon the termination of this Agreement, each party shall cease to use all trademarks, marks, and trade names of the other parties, unless the parties agree otherwise.

Limitation on Liability

In the event of termination by a party in accordance with any of the provisions of this Agreement, no party shall be liable to any other party, because of such termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of inventory, investments, leases or commitments in connection with the business or goodwill of any party. Termination shall not, however, relieve any party of obligations incurred prior to the termination.

Survival of Certain Terms

The provisions of Sections 3 (Other), 3 (Post-Exclusivity), 8, 9, 10, 11, 12, and 13, shall survive the termination of this Agreement for any reason. All other rights and obligations of the parties shall cease upon termination of this Agreement.

9) LIMITED LIABILITY

A PARTY’S LIABILITY ARISING OUT OF THIS AGREEMENT AND/OR SALE OF THE PRODUCTS SHALL BE LIMITED TO THE AMOUNT PAID BY THE DISTRIBUTOR FOR THE PRODUCT. IN NO EVENT SHALL LISA LASER USA BE LIABLE FOR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS BY ANYONE. IN NO EVENT SHALL A PARTY BE LIABLE TO THE OTHER PARTY OR ANY OTHER ENTITY FOR ANY SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, HOWEVER CAUSED, WHETHER FOR BREACH OF CONTRACT, NEGLIGENCE OR OTHERWISE, AND WHETHER OR NOT THE FIRST PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THE ESSENTIAL PURPOSE OF THIS PROVISION IS TO LIMIT THE POTENTIAL LIABILITY OF THE PARTIES ARISING OUT OF THIS AGREEMENT AND/OR SALE OF THE PRODUCTS.

NOTWITHSTANDING THE FOREGOING, LL MAKES NO REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED, IN RESPECT OF ANY OF THE PRODUCTS, INCLUDING WITHOUT LIMITATION, STATUTORY OR IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY, SATISFACTORY QUALITY AND ACCEPTANCE, FITNESS FOR A PARTICULAR PURPOSE OR ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED. THE DISCLAIMERS AND EXCLUSIONS OF THIS SECTION 9 SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. LISA LASER USA HEREBY AGREES AND ACKNOWLEDGES THAT IT WILL REQUIRE THE DISTRIBUTOR TO ABIDE BY THE TERMS IN THIS SECTION.

The immediately preceding paragraph shall not limit or negate any of Lisa Laser USA’s representations or obligations herein.

10) PROPERTY RIGHTS AND CONFIDENTIALITY

Property Rights

Distributor agrees that Lisa Laser USA or LL, as the case may be, owns all right, title, and interest in the product lines that include the Products now or hereafter subject to this Agreement and in all of Lisa Laser USA’ or LL’s, as the case may be, and its manufacturers patents, trademarks, trade names, inventions, copyrights, know-how, and trade secrets relating to the design, manufacture, operation, distribution or service of the Products. The use by Distributor of any of these property rights is authorized only for the purposes herein set forth, and upon termination of this Agreement for any reason such authorization shall cease.

Conveys no Right to Manufacture or Copy

The Products are offered for sale and are sold by Lisa Laser USA subject in every case to the condition that such sale does not convey any license, expressly or by implication, to manufacture, duplicate or otherwise copy or reproduce any of the Products. Distributor shall take reasonably appropriate steps with its customers, as Lisa Laser USA may request, to inform them of the restrictions contained in this Subsection 10.

Confidentiality

Each party acknowledges that by reason of its relationship to the other parties hereunder it will have access to certain information and materials concerning the disclosing party’s business, plans, customers, technology, and products that are confidential and of substantial value to the disclosing party, which value would be impaired if such information were disclosed to third parties. The receiving party(ies) agrees that it will not use in any way for its own account or the account of any third party, nor disclose to any third party (except to directors, officers, employees, and representatives as needed to fulfill its obligations hereunder), any such confidential information revealed to it by the disclosing party. The receiving party(ies) shall take reasonable precautions to protect the confidentiality of such information. Upon request by the receiving party(ies), the disclosing party shall advise whether or not it considers any particular information or materials to be confidential. Distributor shall not publish any technical description of the Products beyond the description published by Lisa Laser USA (except to translate that description into appropriate languages for the Territory). In the event of termination of this Agreement, there shall be no use or disclosure by the receiving party(ies) of any confidential information of the disclosing party (except as agreed otherwise), and the receiving party(ies) shall not manufacture or have manufactured any devices, components or assemblies utilizing any of the disclosing party’s confidential information.

The obligations in the above paragraph shall not apply with respect to any confidential information to the extent such confidential information: (i) is or becomes publicly known through no act or omission of the receiving party(ies) in violation of the above paragraph; (ii) was known by the receiving party(ies) before receipt from the disclosing party; (iii) becomes known to the receiving party(ies) from a source other than the disclosing party that does not, to the knowledge of the receiving party(ies), owe a duty of confidentiality to the disclosing party with respect to such confidential information; and (iv) is independently developed by the receiving party(ies) without the use of or reference to the confidential information of the disclosing party. In addition, the receiving party(ies) may use or disclose confidential information of the disclosing party to the extent: (x) approved by the disclosing party or (y) the receiving party(ies) is legally compelled to disclose such confidential information; provided, however, that the receiving party(ies) shall use its reasonably best efforts to give the disclosing party notice of such disclosure requirements prior to such compelled disclosure.

11) TRADEMARKS AND TRADE NAMES

During the term of this Agreement, Distributor shall have the right to indicate to the public that it is an authorized exclusive Distributor and reseller of Products and to advertise to those potential customers within the Market in the Territory such Products under the trademarks, marks, and trade names that Lisa Laser USA may adopt from time to time (“Lisa Laser USA’ Trademarks”). Distributor shall not alter or remove any of Lisa Laser USA Products Trademarks applied to the Products at the factory. Nothing herein shall grant to Distributor any right, title or interest in Lisa Laser USA Products’ Trademarks. At no time during or after the term of this Agreement shall Distributor challenge or assist others to challenge Lisa Laser USA’ and Lisa Laser USA Product’s Trademarks or the registration thereof or attempt to register any trademarks, marks or trade names confusingly similar to those of Lisa Laser USA and Lisa Laser USA Products.

Approval of Representations

All representations of Lisa Laser USA’ and Lisa Laser USA’s Products Trademarks that Distributor intends to use shall first be submitted to Lisa Laser USA for approval (which shall not be unreasonably withheld) of design, color, and other details or shall be exact copies of those used by Lisa Laser USA. If any of Lisa Laser USA’ and Lisa Laser USA Products Trademarks are to be used in conjunction with another trademark on or in relation to the Products, then Lisa Laser USA’ and Lisa Laser USA’s Products mark shall be presented equally legibly, equally prominently than the other but nevertheless separated from the other so that each appears to be a mark in its own right, distinct from the other mark.

LL Documents Published or Distributed

Before Distributor publishes or distributes to a third party (excluding any affiliates of Distributor and any directors, officers, employees, and representatives of Distributor or any of its affiliates) any printed, soft copied or comparable material or electronic data that is advertising material or bulk mail that contains the trademarks or logos of LL, or technical data, user manuals, bulletins, illustrations or specifications concerning LL Products, Distributor will furnish LL one (1) copy in the language of the country in which the material is to be distributed and one (1) English translation at no cost.

If applicable local regulations legally valid in the Territory require customer information relevant to the user of the Product (user manual, etc.) printed in any other language than English, then it is the Distributor’s duty to provide the translation of the relevant materials supplied by LL.

If LL does not exercise its rights, as set forth in the following paragraph, within ten (10) calendar days after receipt of said copies, Distributor shall have the right to proceed with publication and distribution of the material.

LL shall have the right, in its discretion, to require Distributor not to use any such material containing terms and trademarks identified with LL. In addition LL may disapprove of the technical content of any such material upon stated grounds of technical inaccuracy or inadequacy. If LL exercises either of the foregoing rights within the ten-day period set forth in the previous paragraph, Distributor will not publish nor distribute such material except in conformity with LL’s directions.

Any rights of Distributor to the use of LL’s trade name or trademarks will terminate upon termination of this Agreement. However, the name may be used in advertising to sell the existing unsold inventory for a period of up to six (6) months following such termination.

12) PATENT, COPYRIGHT, AND TRADEMARK INDEMNITY

Indemnification

Distributor agrees that Lisa Laser USA has the right to defend, or at its option to settle, and Lisa Laser USA agrees, at its own expense, to defend or at its option to settle, any claim, suit or proceeding brought against Distributor or its customer(s) on the issue of infringement of any United States patent, copyright or trademark by the Products sold hereunder or the use thereof, subject to the limitations hereinafter set forth. Lisa Laser USA shall have sole control of any such action or settlement negotiations, and Lisa Laser USA agrees to pay, subject to the limitations hereinafter set forth, any final judgment entered against Distributor or its customer(s) on such issue in any such suit or proceeding defended by Lisa Laser USA; provided, that Lisa Laser USA cannot agree, without Distributor’s prior written consent, to a settlement that would provide for equitable relief against Distributor or any of its customers (or any of their respective affiliates, officers, directors, employees or representatives) or would admit any fault by Distributor or any of its customers (or any of their respective affiliates, officers, directors, employees or representatives). Distributor agrees that Lisa Laser USA at its sole option shall be relieved of the foregoing obligations unless Distributor gives Lisa Laser USA authority to proceed as contemplated herein, and, at Lisa Laser USA’ expense, gives Lisa Laser USA proper and full information and assistance to settle and/or defend any such claim, suit or proceeding for infringement of any United States patent, copyright or trademark. If it is adjudicatively determined that the Products, or any part thereof, infringe any United States patent, copyright or trademark, or if the sale or use of the Products, or any part thereof, is, as a result, enjoined, then Lisa Laser USA may, at its option and expense: (i) procure for Distributor and its customers the right under such patent, copyright or trademark to sell or use, as appropriate, the Products or such part thereof; or (ii) replace the Products, or part thereof, with other suitable Products or parts; or (iii) suitably modify the Products, or part thereof; or (iv) if the use of the Products, or part thereof, is prevented by injunction or if Distributor otherwise decides that (ii) and (iii) are not acceptable to Distributor, remove the Products, or part thereof, and refund the aggregate payments paid therefor by Distributor, less a reasonable sum for use and damage.

Limitation

Lisa Laser USA assumes no liability for (i) infringement of patent claims covering any assembly, circuit, combination, method or process in which any of the Products may be used but not covering the Products standing alone; (ii) any trademark infringements involving any marking or branding not applied or approved by Lisa Laser USA or involving any marking or branding applied or approved at the request of Distributor; or (iii) the modification of the Products, or any part thereof, unless such modification was made by Lisa Laser USA.

Entire Liability

The foregoing provisions of this Section 12 state the entire liability and obligations of Lisa Laser USA and the exclusive remedy of Distributor and its customers, with respect to any alleged infringement of patents, copyrights, trademarks or other intellectual property rights by the Products or any part thereof.

13) LL AND OWNERS REPRESENTATIONS AND OBLIGATIONS

Product Supplier

LL shall, and Owners shall cause LL to, manufacture and deliver to Lisa Laser USA in a timely manner such Products so as to enable Lisa Laser USA to fulfill its Product delivery obligations hereunder, including but not limited to such number of Products so as to enable Lisa Laser USA to fulfill delivery of the minimum purchase amounts agreed upon as set forth in Exhibit B.

Ownership

Owners hereby represent to Distributor and Lisa Laser USA that (a) Owners own, of record and beneficially, all of the outstanding shares of capital stock of, and all other ownership interests in, LL and (b) no other person or entity has any right, by contract or otherwise, to acquire, sell or vote any shares of capital stock of, or other ownership interest in, LL.

Right of First Refusal

If an Owner desires to sell, assign, or transfer all or any portion of his ownership interest in LL, or LL desires to sell all or substantially all of its assets, or LL or the Owners desire that LL merge or consolidate with any person or entity, pursuant to a bona fide offer made by a third party, such Owner or LL, as the case may be (“Seller”), must comply with the following requirements:

(a)     Seller shall give written notice (the “Option Notice”) to Distributor, which notice shall identify the prospective purchaser and shall set forth in reasonable detail the material terms and conditions, including the price upon which such sale or transaction is proposed to be made. Such notice shall automatically grant to Distributor the option to purchase such interest or such assets, as the case may be, on the same terms and conditions as contained in the bona fide offer; provided, that if the proposed sale or transaction is for consideration other than cash, then the purchase price therefor shall be the fair market value of such non-cash consideration (the “Purchase Option”).

(b)     If Distributor desires to exercise the Purchase Option, Distributor shall within thirty (30) days after receipt of the Option Notice give written notice to Seller of such desire (the “Acceptance Notice”).

(c)     The sale made pursuant to the exercise of the Purchase Option by Distributor shall be completed within ninety (90) days after receipt by Seller of the Acceptance Notice. Seller shall execute such agreements and documents as reasonably requested by Distributor in connection with such sale.

(d)     If Distributor does not exercise the Purchase Option within the time period set forth under (b) above, then Seller may sell or transfer such interests or assets, as the case may be, to the prospective purchaser named in the Option Notice at a price and on terms no more favorable to the prospective purchaser than as described in the Option Notice. If Seller does not consummate such sale or transfer within sixty (60) days after the expiration of the thirty (30) day period set forth under (b) above, then no such sale or transfer may occur unless Seller complies with the terms set forth in (a) through (c) above.

Notwithstanding the above, the above right of first refusal shall not apply to a transfer by an Owner of his ownership interest in LL to an immediate family member of such Owner; provided, that such family member agrees to be bound by the terms and conditions of this Agreement as an “Owner” in a written agreement in form and substance reasonably satisfactory to Distributor and Lisa Laser USA and delivers such agreement to Distributor and Lisa Laser USA.

Other

Owners shall vote their shares or other ownership interest to LL and take such other actions necessary to give effect to the terms set forth in this Section 13.

14) GENERAL PROVISIONS

Governing Law and Jurisdiction

This Agreement shall be governed by and construed under the laws of the State of California, U.S.A., except that perfection of the title reserved by Lisa Laser USA in Section 4 above shall be governed by the laws of the state in which the Products are located.

Entire Agreement

This Agreement amends and restates the Original Distribution Agreement and sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the party to be charged.

Notices

Any notice required or permitted by this Agreement shall be in writing and shall be sent by prepaid registered or certified mail, return receipt requested, addressed to the other party(ies) at the address shown at the beginning of this Agreement or at such other address for which such party gives notice hereunder. Such notice shall be deemed to have been given three (3) days after deposit in the mail. Any party hereto may change the person(s) and/or address(es) designated above effective ten (10) days following delivery of notice of such change.

Force Majeure

Nonperformance of a party shall be excused to the extent that performance is rendered impossible by strike, fire, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the control and not caused by the negligence of the non-performing party.

Nonassignability and Binding Effect

Each party agrees that its rights and obligations under this Agreement may not be transferred or assigned directly or indirectly without the prior written consent of the other parties, which consent shall not be unreasonably withheld. Subject to the foregoing sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

Legal Expenses

The prevailing party in any legal action brought by one party against another party and arising out of this Agreement shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses, including court costs and reasonable attorneys’ fees.

Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

Acquisition

If Distributor acquires all of the ownership interests in LL (by direct acquisition, merger, consolidation, or other business combination) or acquires all or substantially all of the assets of LL, this Agreement may be terminated by Distributor, in its sole discretion, within sixty (60) days of the consummation of such acquisition, with no liability to Distributor.

LISA LASER USA, Inc.

    /S/ PETER N. ALLEN
By: Peter N. Allen
Title: President
Date: February 28, 2007

LISA laser products OHG

    /S/ HEINRICH O. TEICHMANN
By: Heinrich O. Teichmann
Title: CEO
Date: February 28, 2007

    /S/ PETER FUHRBERG
By: Peter Fuhrberg
Title: CFO
Date: February 28, 2007	HealthTronics, Inc. /S/ CHRISTOPHER B. SCHNEIDER By: Christopher B. Schneider Title: Senior Vice President - Medical Products Date: February 28, 2007

The undersigned (the “Owners”) hereby agree to be bound by the terms of Section 13 of this Agreement.

/S/ HEINRICH O. TEICHMANN Heinrich O. Teichmann /S/ PETER FUHRBERG Peter Fuhrberg	February 28, 2007 Date February 28, 2007 Date